                                                                     Exhibit 8.1

                                                                November 6, 2002




Oswego County MHC
Bridge Street Financial, Inc.
Oswego County Bancorp, Inc.
Oswego County Savings Bank
44 East Bridge Street
Oswego, NY 13126

Ladies and Gentlemen:

         You have asked our opinion regarding certain federal income tax consequences of the proposed conversion of Oswego County MHC to stock form and reorganization of Oswego County Savings Bank to a national bank pursuant to the Amended Plan of Conversion of Oswego County MHC and Agreement and Plan of Reorganization between Oswego County MHC, Oswego County Bancorp, Inc. (a Federal corporation), Bridge Street Financial, Inc. (a Delaware corporation) and Oswego County Savings Bank dated September 4, 2002 (the "Plan"). We are rendering this opinion pursuant to Section 18 of the Plan. All capitalized terms used but not defined in this letter shall have the meanings assigned to them in the Plan.

         In connection with the opinions expressed below, we have examined and relied upon originals, or copies certified or otherwise identified to our satisfaction of the Plan and of such corporate records of the parties to the Conversion and Reorganization as we have deemed appropriate. We have also relied upon, without independent verification, the representations of the Primary Parties contained in their letter to us dated November 6, 2002. We have assumed that such representations are true and that the parties to the Conversion and Reorganization will act in accordance with the Plan. In addition, we have made such investigations of law as we have deemed appropriate to form a basis for the opinions expressed below.

         Based on and subject to the foregoing, it is our opinion that for federal income tax purposes, under current law:

Oswego County MHC
Oswego County Bancorp, Inc.
Bridge Street Financial, Inc.
Oswego County Savings Bank
November 6, 2002                                                          Page 2




   (1) the conversion of Oswego County Bancorp., Inc. from a federally-chartered stock corporation to a federal interim stock savings association, and the conversion of Oswego County MHC from mutual form to a federal interim stock savings institution, will each qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, and no gain or loss will be recognized by Oswego County Bancorp, Inc. or Oswego County MHC by reason of such conversions;

   (2) the merger of Oswego County Bancorp, Inc. and the merger of Oswego County MHC into Oswego County Savings Bank, will each qualify as reorganization within the meaning of Section 368(a)(1)(A) of the Code, and no gain or loss will be recognized by Oswego County Bancorp, Inc., Oswego County MHC, or Oswego County Savings Bank by reason of such mergers;

   (3) the merger of Oswego County Interim Bank with and into Oswego County Savings Bank ("Bank Merger") will qualify either as a reorganization within the meaning of Section 368(a)(2)(E) of the Code or as an exchange under Section 351 of the Code, and no gain or loss will be recognized by Oswego County Interim Bank, Oswego County Savings Bank or Bridge Street Financial, Inc. by reason of the Bank Merger;

   (4) no gain or loss will be recognized by the current stockholders of Oswego County Bancorp, Inc. (Mid-tier Holding Company) upon the receipt of shares of common stock of Bridge Street Financial, Inc. (the new Holding Company) pursuant to the Bank Merger, except to the extent of any cash received in lieu of a fractional share interest in the new Holding Company;

   (5) the aggregate tax basis of the shares of the new Holding Company common stock to be received by the current stockholders of Mid-tier Holding Company will be the same as the aggregate tax basis of the Mid-Tier Holding Company common stock surrendered in exchange therefore reduced by any amount allocable to a fractional share interest in Mid-Tier Holding Company for which cash is received.

   (6) the holding period of the shares of the new Holding Company common stock to be received by the current stockholders of Mid-tier Holding Company will include the holding period of the shares of Mid-Tier Holding Company common stock, provided that the Mid-Tier Holding Company common stock was held as a capital asset on the date of the Bank Merger;

   (7) a holder of shares of Mid-Tier Holding Company who receives cash in lieu of a fractional share of the new Holding Company common stock will recognize gain or loss equal to the difference between the amount of cash received and the portion of such holder's tax basis of the shares of Mid-Tier Holding Company allocable to the fractional share; such gain or loss will be capital gain or loss if

Oswego County MHC
Oswego County Bancorp, Inc.
Bridge Street Financial, Inc.
Oswego County Savings Bank
November 6, 2002                                                          Page 3



                  such shares were held as a capital asset of the date of the Bank Merger, and will be long-term capital gain or loss if such holder's holding period in the shares of Mid-Tier Holding Company common stock is more than one year on the date of the Bank Merger;

   (8) no gain or loss will be recognized by the new Holding Company upon the sale of shares of common stock in the Offerings;

   (9) no gain or loss will be recognized by members of Oswego County MHC upon the issuance to them of interests in the liquidation account in Oswego County Savings Bank pursuant to the merger of Oswego County MHC into Oswego County Savings Bank;

   (10) it is more likely than not that the fair market value of the nontransferable subscription rights to purchase shares of common stock of Bridge Street Financial to be issued to eligible account holders, supplemental eligible account holders and other members (the "Subscription Rights") is zero and, accordingly, that no income will be recognized by eligible account holders, supplemental eligible account holders and other members upon the issuance to them of the Subscription Rights or upon the exercise of the Subscription Rights;

   (11) it is more likely than not that the tax basis to the holders of shares of common stock purchased in the Offerings pursuant to the exercise of the Subscription Rights will be the amount paid therefor, and that the holding period for such shares of common stock will begin on the date of completion of the offerings; and

   (12) the holding period for shares of common stock purchased in the community offering or syndicated community offering will begin on the day after the date of purchase.

         The opinions set forth in (10) and (11), above, are based on the position that the Subscription Rights do not have any market value. Although the Internal Revenue Service ("IRS") will not issue rulings on whether subscription rights have a market value, we are unaware of any instance in which the IRS has taken the position that nontransferable subscription rights issued by a converting financial institution have a market value. We understand that the Subscription Rights will be granted at no cost to the recipients, will be nontransferable and of short duration, and will afford the recipients the right only to purchase shares of common stock of Bridge Street Financial at a price equal to its estimated fair market value, which will be the same price as the purchase price for the unsubscribed shares of such common stock. Based on the foregoing, we believe that it is more likely than not (i.e., that there is a more than a 50% likelihood) that the Subscription Rights have no market value for federal income tax purposes.

         Except as set forth above, we express no opinion to any party as to the tax consequences, whether federal, state, local or foreign, of the Reorganization or of any transaction related thereto

Oswego County MHC
Oswego County Bancorp, Inc.
Bridge Street Financial, Inc.
Oswego County Savings Bank
November 6, 2002                                                          Page 4



or contemplated by the Plan. This opinion is given solely for the benefit of Primary Parties, Eligible Account Holders, Tax-Qualified Employee Stock Benefit Plans, Supplemental Eligible Account Holders and other Members who receive Subscription Rights, and may not be relied upon by any other party or entity or otherwise referred to in any document without our express written consent. We consent to the filing of this opinion as an exhibit to the Forms AC and H-(e)1-S filed with the Office of Thrift Supervision, as a supporting document to the Application to the Board of Governors of the Federal Reserve System on Form FRY-3 and as an exhibit to the Registration Statement on Form S-1 filed by the New Holding Company with the Securities and Exchange Commission in connection with the Reorganization, and to the reference thereto in the Prospectus, included in the Registration Statement on Form S-1 under the headings "The Reorganization and The Stock Offering - Tax Aspects" and "Legal and Tax Opinions."

                                                Very truly yours,

                                                THACHER PROFFIT & WOOD



                                                By:   /s/  Albert J. Cardinali
                                                    ---------------------------
                                                         Albert J. Cardinali